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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                       Advanced Fibre Communications, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   00754A 10 5
--------------------------------------------------------------------------------
                                 (CUSIP Number)

               * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

                The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (CONTINUED ON FOLLOWING PAGES)

                                (Page 1 of 9 Pages)

--------------------------------------------------------------------------------
CUSIP NO. 00754A 10 5                    13G                   Page 2 of 9 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     HARRIS CORPORATION, A DELAWARE CORPORATION
                     (I.R.S. EMPLOYER IDENTIFICATION NO. 34-0276860)

-------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a) [ ]   (b)  [ ]

-------------------------------------------------------------------------------
    3      SEC USE ONLY

-------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

                     A DELAWARE CORPORATION

-------------------------------------------------------------------------------
                            5        SOLE VOTING POWER

     NUMBER                                                             - 0 -
       OF
     SHARES        ------------------------------------------------------------
  BENEFICIALLY              6        SHARED VOTING POWER
    OWNED BY
   REPORTING                                                        1,852,208
     PERSON
      WITH         ------------------------------------------------------------
                            7        SOLE DISPOSITIVE POWER

                                                                        - 0 -

                   ------------------------------------------------------------
                            8        SHARED DISPOSITIVE POWER

                                                                    1,852,208

-------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
           PERSON

                                                                    1,852,208

-------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*
                                                                          [ ]
-------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         2.6%

-------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

                                                                           CO

-------------------------------------------------------------------------------

             *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 00754A 10 5                            13G           Page 3 of 9 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                  TAP TECHNOLOGY, INC., A DELAWARE CORPORATION (I.R.S. EMPLOYER IDENTIFICATION NO. 52-2007025)

--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) [  ]   (b)  [  ]

--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

                  A DELAWARE CORPORATION

--------------------------------------------------------------------------------

                              5        SOLE VOTING POWER

        NUMBER                                                      1,852,208
          OF           ---------------------------------------------------------
        SHARES                6        SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                                                         - 0 -
      REPORTING
        PERSON         ---------------------------------------------------------
         WITH                 7        SOLE DISPOSITIVE POWER

                                                                    1,852,208

                       ---------------------------------------------------------
                              8        SHARED DISPOSITIVE POWER

                                                                        - 0 -

--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
           PERSON

                                                                      1,852,208

--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*
                                                                            [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           2.6%

--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

                                                                             CO

--------------------------------------------------------------------------------

             *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                               Page 4 of 9 Pages

ITEM 1(a)       NAME OF ISSUER:

                Advanced Fibre Communications, Inc.

ITEM 1(b)       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                One Willow Brook Court
                Petaluma, CA 94954

ITEM 2(a)-(c)   NAME OF PERSON FILING, PRINCIPAL BUSINESS ADDRESS
                AND CITIZENSHIP OF PERSON FILING:

                This statement is being filed by Harris Corporation, a Delaware corporation ("Harris"), whose principal place of business is 1025 W. Nasa Boulevard, Melbourne, Florida 32919, with respect to 1,852,208 shares (the "Shares") of the Common Stock of Advanced Fibre Communications, Inc.

                Tap Technology, Inc., a Delaware corporation ("Tap"), is a wholly owned subsidiary of Harris and the record owner of the Shares. The principal place of business of Tap is 1105 N. Market Street, Suite 1222, Wilmington, DE 19890.

ITEM 2(d)       TITLE OF CLASS OF SECURITIES:

                Common Stock

ITEM 2(e)       CUSIP NUMBER:

                00754A 10 5

                                                               Page 5 of 9 Pages

ITEM 3.         Not Applicable.

ITEM 4.         OWNERSHIP.

                Not Applicable.

ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.        [ X ]

                The reporting person has ceased to
                be the beneficial owner of more than
                5% of the class of securities.

ITEM 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                ANOTHER PERSON.

                Not Applicable.

                                                               Page 6 of 9 Pages

ITEM 7.         IDENTIFICATION AND CLASSIFICATION OF THE SUB-
                SIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                Not Applicable.

ITEM 8.         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF
                THE GROUP.

                Not Applicable.

ITEM 9.         NOTICE OF DISSOLUTION OF GROUP.

                Not Applicable.

ITEM 10.        CERTIFICATION.

                Not Applicable.

                                                               Page 7 of 9 Pages

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 13, 1998


                                      HARRIS CORPORATION

                                      By:  /s/ Richard L. Ballantyne
                                         ------------------------------
                                                 (Signature)

                                      Richard L. Ballantyne
                                      ---------------------------------
                                                   (Name)

                                      Vice President and Secretary
                                      ---------------------------------
                                                  (Title)


                                      TAP TECHNOLOGY, INC.

                                      By:  /s/ J. Michael Kelly
                                         ------------------------------
                                                 (Signature)

                                      J. Michael Kelly
                                      ---------------------------------
                                                   (Name)

                                      Vice President and Secretary
                                      ---------------------------------
                                                  (Title)

                                                               Page 8 of 9 Pages

                                  EXHIBIT INDEX
                                  -------------

                                                                     Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------

Exhibit A:  Agreement of Joint Filing                                    9

                                                               Page 9 of 9 Pages

                                    EXHIBIT A
                                    ---------

                            Agreement of Joint Filing
                            -------------------------

               The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the statement dated February 13, 1998, containing the information required by Schedule 13G, for the 1,852,208 Shares of the Common Stock of Advanced Fibre Communications, Inc. held by Tap Technology, Inc.

Dated:  February 13, 1998

                                        HARRIS CORPORATION


                                        By:      /s/ Richard L. Ballantyne
                                                 -------------------------------
                                        Name:    Richard L. Ballantyne
                                                 -------------------------------
                                        Title:   Vice President and Secretary
                                                 -------------------------------



                                        TAP TECHNOLOGY, INC.


                                        By:      /s/ J. Michael Kelly
                                                 -------------------------------
                                        Name:    J. Michael Kelly
                                                 -------------------------------
                                        Title:   Vice President and Secretary
                                                 -------------------------------